LICENSE AND DISTRIBUTION AGREEMENT


This agreement ("Agreement") is made between Authoriszor Inc a company incorporated in Delaware, USA with IRS Employer ID No. 75-2661571 of Windsor House, Cornwall Rd, Harrogate HG1 2PW (AUTHORISZOR") on the one hand and Sandford Technology Limited (STL) a company incorporated in England and Wales with company number 4397593 with registered office at Yorkshire House, Greek Street, Leeds LSI 5ST ("STL") on the other hand.


Whereas

A. AUTHORISZOR wishes STL to perform certain exclusive support services for and/or on behalf of AUTHORISZOR and STL wishes to perform such work; and

B. AUTHORISZOR wishes to appoint STL as the primary distributor for certain AUTHORISZOR products

C. AUTHORISZOR and STL wish to set out the terms and conditions under which STL shall perform such services and undertake reseller responsibilities; and

D. AUTHORISZOR may disclose certain proprietary and/or confidential information to STL and AUTHORISZOR wishes to protect the confidential nature of this information and also wishes to set forth the terms under which ownership of any work done by STL shall be regulated,

Therefore, the parties hereto agree as follows:

1    DEFINITIONS

1.1 "Derivative Works" shall mean work on the Products, such as revision, modification, translation, abridgment, condensation, expansion or any other form in which such Products may be recast, transformed or adapted and which, if prepared without AUTHORISZOR's authorization as owner of the copyright and other Intellectual Property in the products, would constitute an infringement. Derivative Works does not include any enabling technologies, applications or agents developed by STL which may coexist, interoperate or integrate with the Products. STL may create Derivative Works as specified herein.

1.2 "End Users" shall mean a licensee of STL or AUTHORISZOR that uses the Products for its own internal business needs and not for redistribution.

1.3 "Intellectual Property Rights" shall mean all present and future copyright, design rights (whether registered or unregistered), database rights, semi-conduct topographical rights, trademarks (whether registered or unregistered), patents and all other intellectual property rights of a similar nature and any confidential information and know how in the Intellectual Property the Products and the Derivative Works.

1.4 "Object Code" shall mean AUTHORISZOR's computer programming code in substantially binary form, and includes header files of the type necessary for use or interoperation with other computer programs. It is directly executable by a computer after processing or linking, but without compilation or assembly.

1.5 "Products" shall mean the PositivelD products specified in Schedule A as amended from time to time.

1.6 "Source Code" as used herein shall mean AUTHORISZOR program code in human-readable form, including but not limited to, listings, flow charts, logic diagrams, programming notes, notebooks, source code and any related documentation furnished therewith

1.7  "Territory" shall mean Worldwide.

2    LICENSE GRANT

2.1 Subject to the terms and conditions set forth herein, AUTHORISZOR hereby grants to STL a worldwide exclusive right to distribute, sell and otherwise market the Products and to license or sub-license the Products on AUTHORISZOR's behalf in Object Code format only. Such license shall include the right of STL to sublicense the Object Code on AUTHORISZOR's behalf to distributors, resellers, and other third


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     parties to achieve the  foregoing.  In  addition,  STL may make Source Code available to third parties under a suitable license and confidentiality agreement in order to facilitate development of Derivative Works.

2.2 Subject to reasonable and good faith negotiations with STL on matters such as the total number of resellers appropriate in the market, qualifications, margins and territory, AUTHORISZOR has the option at any time after 1 July 2003 to require that STL appoints one or more non-exclusive distributors, or resellers introduced by AUTHORISZOR to the benefit of both parties STL agrees that such nonexclusive distributors or resellers shall be appointed on comparable terms to STL's other comparable distributors, and resellers.

2.3 STL shall also work with AUTHORISZOR's existing reseller base to distribute the Products. The parties shall co-operate in an endeavour to secure a sub-contract arrangement or the signing of a new reseller agreement with STL

2.4 AUTHORISZOR permits STL to distribute, sell and otherwise market the Products to customers (including but not limited to End Users, distributors and resellers) either under AUTHORISZOR's brand or under STL's brand. Where STL adapts AUTHORISZOR documentation for distribution under STL's own brand in accordance with this Section 2.3, AUTHORISZOR trademarks may be replaced but all AUTHORISZOR copyright notices shall be retained in accordance with
     Section 5 hereof. For the avoidance of doubt where STL distributes, sells and otherwise markets under STL's brand it shall not be in breach of this Agreement (in particular the provisions of Clause 3.3 (iii)).

2.5 AUTHORISZOR shall provide STL with two master copies of each Product in Source and Object Code form in a format suitable for use reproduction and modification.

2.6 AUTHORISZOR hereby grants to STL a worldwide, exclusive right and license to use and modify the Source Code of the Products and prepare Derivative Works of the Products. License fees will also be payable by STL each time it distributes a Derivative Work of the Products. AUTHORISZOR shall retain all right, title and interest (including ownership of copyright) in such Derivative Works prepared by or on behalf of STL. STL will make copies of any new Source Code for the Derivative Work available to AUTHORISZOR on request and whenever any new versions of the Products are released.

2.7 In the event that certain End Users and Resellers are unable or unwilling to novate agreements for the Products or AUTHORISZOR at its option chooses to remain primarily liable to them, AUTHORISZOR shall sub-contract the license fees and associated services revenue for the Products to STL at full value and STL shall provide all services detailed in this agreement to such End Users and Resellers. The provisions of Clause 7 and Schedule A shall apply in respect of corresponding fees pavable to AUTHORISZOR by STL in respect of such sub-contracted license fees and services. .

3    OBLIGATIONS OF STL AS DISTRIBUTOR

3.1 AUTHORISZOR hereby appoints STL as an Authoriszor Master Distributor, on an exclusive basis, to distribute the Products.

3.2 During the term of this Agreement, STL is authorized to use the various trademarks and trade names owned by AUTHORISZOR in connection with its advertising, catalogs, exhibits, public relations materials and manuals covering the Products. Specifically, STL may at its option either trade as Authoriszor Technology or use the brand for promotional purposes.

3.3 STL will (i) actively devote all commercially reasonable efforts to the promotion and distribution of the Products to End Users and other customers, (ii) establish and maintain appropriate marketing and distribution facilities and personnel within its organization to create and meet the demand for Products among End Users in the Territory, (hi) promote the goodwill, name and reputation of AUTHORISZOR and the Products, and (iv) represent Products accurately and fairly, and at all times avoid misleading or unethical business practices.

3.4 STL has represented to AUTHORISZOR that it possesses or will acquire the necessary capital, experience, facilities and personnel to meet its obligations hereunder. STL will employ its own resources in performing marketing efforts involving the Products and has or will develop the technical capability to be familiar with the Products, thereby requiring only a reasonable amount of technical support from AUTHORISZOR.

3.5 STL will (i) announce to its base of current and prospective End User customers in the Territory that the Products are or will be available for distribution by STL , (ii) distribute marketing and technical brochures in


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     electronic or hard copy form as  appropriate  which describe the functions, features, and operation of the Products to all of STL 's locations within the Territory, (iii) regularly advertise the Products in a manner and with the same frequency as STL normally employs for other products offered by the STL , and (iv) train an agreed upon number of its personnel in the features and functions of the Products.

3.6 STL will provide professional services to end users and resellers of the Products.

4    OBLIGATIONS OF AUTHORISZOR

4.1 AUTHORISZOR will provide to STL a complete list of AUTHORISZOR' s existing customer base for the Products. The parties shall co-operate in a program for the sub-contract of existing license, support and reseller agreements for the Products to STL and the transfer of revenues and cash payments as appropriate.

4.2 Where possible AUTHORISZOR will transfer the full remaining value of any existing or new contracts for the Products and associated services to STL and also transfer the full value of web-based sales or cash transactions where applicable either now or in the future.

4.3 AUTHORISZOR will provide applicable sales lead information, obtained by AUTHORISZOR through its sales and marketing efforts and other business activity, including contacts at trade shows, advertising efforts and partnering programs, to STL regarding potential sales prospects in the Territory.

4.4 AUTHORISZOR staff shall not be deemed to be STL personnel or agents for any purpose. AUTHORISZOR staff shall not be entitled to the benefits of any STL employee benefit plans or policies. STL shall not be responsible for the payment of any workers' compensation, disability benefits, unemployment insurance or for withholding income taxes or social security payments for AUTHORISZOR staff. AUTHORISZOR shall be solely responsible for, and shall duly perform, all such payment and withholding obligations.

     Where requested (e.g. a large deal) and by reasonable negotiation, AUTHORISZOR will act as prime contractor for a STL customer who is purchasing the Products or associated services or where other services may be delivered by AUTHORISZOR. AUTHORISZOR will also maintain the existing agreement with ComponentSource (at no cost to AUTHORISZOR) for the benefit of STL and immediately transfer revenues and payments at full value.

4.5 AUTHORISZOR will pay one-off fees on behalf of STL up to(pound)2,500 in respect of legal advice on this and other agreements.

4.6 In consideration of the performance by STL of its obligations under this Agreement and the payment by STL of (pound)1 (receipt of which is acknowledged by AUTHORISZER), AUTHORISZER grants to STL the exclusive option to purchase the Intellectual Property in and any right, title and interest in and to the Products and the Derivative Works (the Option).

4.7  The Option may be exercised by STL:

     4.7.1 at any time after 5.00 p.m. on 1 July 2004 and before the expiry or termination of this Agreement; or,

     4.7.2 within 60 days of the receipt by AUTHORISZER of a bona fide offer by a third party for the Intellectual Property in and/or any right, title and interest in the Products and the Derivative Works.

4.8 STL may exercise the Option by sending a notice in writing to AUTHORISZER pursuant to Clause 15 of this Agreement. On the exercise of the Option, AUTHORISZER shall become bound to sell and STL shall become bound to complete the purchase of the Intellectual Property in and any right, title and interest in the Products and the Derivative Works.

4.9 The price payable for the Intellectual Property in and any right, title and interest in and to the Products and the Derivative Works following the exercise of the Option shall be five times the licence fees (as set out in Schedule A) paid to AUTHORISZOR during the 12 months prior to the exercise of the option.

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4.10 AUTHORISZOR  agrees  and  undertakes  to STL  that it will not  during  the continuation in force of this Agreement:

     4.10.1 sell or offer for sale or agree (conditionally or unconditionally) to sell or offer for sale to any third party; or,

     4.10.2 directly or indirectly solicit, initiate or respond to any approach made with a view to selling to any third party; the Intellectual Property in and any right, title and interest in and to the Products and the Derivative Works without first offering the Intellectual Property in and any right, title and interest in and to the Products and the Derivative Works to STL and offer to STL a period of 60 days as set out in Clause 4.7.2 to match the third party offer.

4.11 Following the exercise of the Option, AUTHORISZOR shall within 60 days (or such other period as the parties may agree) execute such assignments and other documents and carry out such further acts and perform such further assurances as STL may reasonably require, to perfect the title of STL to the Intellectual Property in and any right, title and interest in and to the Products and the Derivative Works.

4.12 STL hereby grants AUTHORISZOR an option to purchase the whole of the share capital of STL at any time after 3 years from the date of commencement of the term of this agreement for the remaining term of this agreement for a consideration calculated at three times the revenue of STL over the immediately preceding 12 month period.

4.13 AUTHORISZOR will provide the following facilities for the use of STL in line with Authoriszor Technology's needs when it was part of the group:

     o Suitable office space and facilities free of charge for 1-2 persons for a period of one month and thereafter at an agreed monthly rate

     o Hardware, software and equipment free of charge for a period of 3 months at the end of which the hardware and software will be returned to AUTHORISZOR, rented at an agreed monthly rate or purchased by STL at an agreed price

     o Marketing materials relevant to the Products free of charge, including unused stock of datasheets, exhibition panels and text created and used in promotional campaigns

     o    Licensing  and  other   agreements  for  software,   maintenance   and
          consultancy services; free of charge

     o Use of the authoriszor.com domain and website free of charge for promotional purposes, product download and web-purchases. AUTHORISZOR will also use best efforts to procure for STL the option to use the domain exclusively or acquire it free of charge should AUTHORISZOR no longer require it.

5    General Restrictions

5.1 The Products and all associated intellectual property rights are the property of AUTHORISZOR STL acquires no title, right or interest in the Products or Derivative Works other than the license granted herein and the title to the magnetic media upon which the master copy of the Products are delivered. STL shall, at any time, and from time to time hereafter at the request and expense of AUTHORISZOR execute all such documents and do all such further acts as AUTHORISZOR may require in order to vest the Intellectual Property Rights in AUTHORISZOR.

5.2 STL will not remove any trademark, logo, copyright notice or other proprietary notice from the Products and shall be responsible for their conservation on all copies of the Products. STL shall also accurately reproduce, and require any third party that uses the Product to reproduce, all proprietary notices of AUTHORISZOR on any Derivative Works.

5.3 For the purposes of dealing with the U.S. Government, the Products are "commercial computer software" or "commercial computer software documentation" and, absent a written agreement to the contrary, the Government's rights with respect to such Products are limited by the terms of this Agreement, pursuant to FAR 12.212(a) and/or DFARS 227.7202-l(a) and successor regulations, as applicable. STL agrees, where applicable, to ensure that notice of this classification will be included in any of STL's dealings with the U.S. Government.


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5.4  As a condition of the licenses granted hereunder,  for the duration of this
     Agreement, STL hereby agrees that where AUTHORISZOR introduces STL to an existing or potential customer, STL shall not undermine the current or future business of AUTHORISZOR at existing and potential custom locations by offering competing products or services.

6    SUPPORT SERVICES

6.1 As a condition of the licenses granted hereunder, STL shall provide support to existing AUTHORISZOR customers and End Users for the Products although AUTHORISZOR at STL's request will provide 1st and/or 2nd line support for the Products at the fee set out in Schedule A . STL may terminate the support of the Products no sooner than four (4) years after die Effective Date of this Agreement. STL must give at least one years notice of termination of support to AUTHORISZOR customers.

6.2 Subject to the provision of 1st and/or 2nd line support by AUTHORISZOR and its responsibilities for an agreed level of service, STL shall be solely responsible for the support and maintenance of the Products whether licensed or sublicensed to End Users in the Territory.

7    LICENSE FEE

7.1 STL agrees to pay the license fees set forth in Schedule A. STL shall pay AUTHORISZOR all licence fees as specified in Schedule A except for nominated accounts for which both parties have mutually agreed in writing that different payment terms shall apply.

7.2 STL must have an industry standard and commercially reasonable process in place to ensure that the appropriate support and license fees have been tracked and paid. STL will, upon the request of AUTHORISZOR, certify in writing to AUTHORISZOR the number of enabled or registered users in use. AUTHORISZOR will have the right, with reasonable notice, during normal business hours, at AUTHORISZOR's sole expense, and in as non-disrupting a manner as possible, to audit STL 's compliance with this Section. If AUTHORISZOR reasonably believes STL has paid or may have paid insufficient license fees, AUTHORISZOR may appoint a mutually acceptable independent auditor to conduct an audit; if the amount of license fees due AUTHORISZOR as determined by the independent audit is greater than five percent (5%) more than represented by STL, STL will remit the license fees determined to be due by the auditor and reimburse AUTHORISZOR the costs incurred for that audit. Any amounts shown to be due to AUTHORISZOR following any audit conducted by AUTHORISZOR shall be paid not later than fifteen (15) days following the date the auditors' report is made available to STL and shall include interest payments accrued at 2% above base rate during the applicable period covered by the audit. Any and all information obtained in the course of such audit shall be treated as Confidential Information (as defined below) by AUTHORISZOR and the auditor. Deliberately executing, or permitting the execution of the Products for which the appropriate license fees have not been paid within the agreed payment terms may constitute a violation of this Agreement. If verified by an independent auditor as described above and if not corrected within a period of 3 months following notification of such violation, the violation may lead to termination of this agreement.

7.3 On request STL will provide to AUTHORISZOR quarterly reports of actual sales and forecasts of estimated sales of the Products under this Agreement for each quarter covered hereby. The forecasts of estimated sales will be prepared in good faith, reasonably accurate and detailed based on die best information, and will be transmitted by means of a mutually agreeable method and format. Such forecasts shall serve informational purposes only and shall not be binding on STL. Each quarterly report/forecast will be delivered not later than the last business day of the first month of each quarter; the report shall cover the quarter just closed and the forecast shall cover the quarter just underway.

8    Non-Disclosure

8.1  "Confidential Information" shall mean: (i) the Source Code of the Products;
     (ii) any materials or information marked as confidential (or described as confidential at the time of oral disclosure and summarized in writing and sent to the receiving party within thirty (30) days of disclosure, with the appropriate markings) at the time of disclosure; and (iii) the terms of this Agreement. "Confidential


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     Information"  shall  not  include  information  that:  (a)  is  or  becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) is demonstrably known by the
     receiving   party  at  the  time  of  disclosure  and  is  not  subject  to restriction; (c) is independently developed or learned by the receiving party; (d) is lawfully obtained from a third party that has the right to make such disclosure; or (e) the disclosing party is obliged to disclose under any court order or as may be necessary to further a cause of action or defense, provided reasonable notice is given to the disclosing party.

8.2 Each party shall protect the other's Confidential Information from unauthorized dissemination and use a similar degree of care that such party uses to protect its own like information, but no lesser degree of care than is industry standard. Neither party will use the other's Confidential Information other than as necessary to further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license rights is granted in any Confidential Information. The parties' obligations of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Confidential Information. STL shall not make or use more copies of any Confidential Information than it shall reasonably deem necessary in connection with its permitted use thereof.

8.3 Upon expiration or termination of this Agreement, or at the earlier request of AUTHORISZOR and/or STL , as applicable, STL shall return to AUTHORISZOR and/or STL , and make no further use thereof, all Confidential Information under its possession or control.

9    Term and Termination

     This Agreement shall commence on 25 March 2002 and continue for an initial period of five years unless earlier terminated as provided for herein. After the initial period this agreement shall be automatically renewed annually unless terminated earlier by mutual consent.

9.1 This Agreement and any license granted hereunder may be terminated by either party (i) if either party becomes bankrupt or enters administration,
     (ii)for material breach by the other party of any of the provisions of this Agreement and such breach has not been cured within 30 days of written notice thereof, or (iii) upon failure by the other party to pay any and all amounts promptly when due, providing that the other party has provided notice of such failure, has notified the other party of the consequences of failure to pay and gives the other party not less than 3 months to remedy the failure and that at the end of the 3 month period the overdue amounts have not been paid.

9.2 The provisions of this Agreement which by their nature should survive, shall survive the termination of this Agreement.

10   STL Limited Warranty

10.1 STL hereby represents and warrants that:

     (a)  it is fully qualified to perform the work under this Agreement;

     (b)  it  shall  perform  its   obligations   under  this   Agreement  in  a
          professional and diligent manner;

     (c) any and all software and/or documentation developed by STL hereunder shall not subject AUTHORISZOR to any third party claim of intellectual property right infringement;

     (d) that as at the date of this Agreement none of the provisions of this Agreement or STL 's obligation to perform the obligations under this Agreement contravenes or is in conflict with any agreements of STL with, or obligation to, any other person, firm, corporation or government, including, without limitation, employment agreements, disclosure agreements or agreement for assignment of inventions.

10.2 Subject to the limitation of liability contained in Section 12 hereof, STL agrees to indemnify AUTHORISZOR against all costs, proceedings, claims, demands and expenses which may be incurred by AUTHORISZOR directly as a result of any proven breach or proven negligence on the part of STL in the performance of any of its obligations hereunder.

11   AUTHORISZOR LIMITED WARRANTY

11.1 UNLESS SPECIFIED HEREIN, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR


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     FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED.  AUTHORISZOR SPECIFICALLY
     DISCLAIMS ANY WARRANTY THAT THE FUNCTIONS CONTAINED IN THE AUTHORISZOR PRODUCTS OR THE RESULTS OF USE WILL MEET CUSTOMER'S REQUIREMENTS OR THAT
     THE  OPERATION  WILL  BE   UNINTERRUPTED   OR   ERROR-FREE.   BECAUSE  SOME
     JURISDICTIONS MAY NOT ALLOW CERTAIN OF THE ABOVE EXCLUSIONS, SOME OF THE DISCLAIMERS MAY NOT APPLY.

12   Limited Liability

12.1 EXCEPT FOR THE INTELLECTUAL PROPERTY INDEMNIFICATION SET OUT IN CLAUSE 13.1 AND INFRINGEMENTS OF AUTHORISZOR'S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR BUSINESS INTERRUPTION OR LOSS OF DATA) ARISING OUT OF THE USE OR INABILITY TO USE THE AUTHORISZOR PRODUCTS OR PROJECT MATERIALS, EVEN IF FORESEEABLE OR IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY WILL BE LIABLE FOR ANY DAMAGES RESULTING FROM PHYSICAL DAMAGE TO PROPERTY OR DEATH OR INJURY OF ANY PERSON EXCEPT WHERE ARISING FROM THE OTHER PARTY'S NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT FOR LIABILITY UNDER THE INTELLECTUAL PROPERTY INDEMNIFICATION OR INFRINGEMENT OF AUTHORISZOR'S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY'S LIABILITY SHALL EXCEED AN AMOUNT EQUAL TO FEES PAID BY STL FOR THE RELEVANT PRODUCT. BECAUSE SOME JURISDICTIONS MAY NOT ALLOW CERTAIN OF THE ABOVE EXCLUSIONS OR LIMITATIONS OF LIABILITY, SUCH LIMITATIONS MAY NOT APPLY.

13   Intellectual Property Infringement Indemnity

13.1 Any cause of action against STL claiming that the Products infringe any patent, copyright, trade secret, or other intellectual property rights of a third party will be defended by AUTHORISZOR at its expense. AUTHORISZOR will indemnify and keep STL indemnified against any costs, damages and settlements finally awarded against or expenses reasonably incurred by STL in such action; provided always that STL notifies AUTHORISZOR promptly in writing of each claim and permits AUTHORISZOR to control fully the defense and/or the settlement of such claim. STL may participate in the proceeding at its own expense.

13.2 Without prejudice to the foregoing, should the Products become, or in AUTHORISZOR'S reasonable opinion are likely to become, the subject of a claim as aforesaid then AUTHORISZOR may at AUTHORISZOR'S expense either:
     (i) procure for STL the right to continue using the Products; (ii) modify the Products to be non-infringing and substantially equivalent in functionality; or (iii) replace the Products with substantially equivalent non-infringing material

13.3 AUTHORISZOR shall have no liability for any claim that AUTHORISZOR lacks right, title and interest to the Products any claim of copyright or patent infringement, based on STL's modification or combination of the Products with non-AUTHORISZOR hardware or software, to the extent only that such claim would have been avoided had the Products not been modified, combined or integrated with non-AUTHORISZOR software programs.

14   Force Majeure

14.1 Neither party shall be liable for any delay in meeting or for failure to meet any of its obligation under this Agreement due to any cause outside its reasonable control, including, without limitation, strikes, lock-outs, Acts of God, war, riot, malicious acts of damage, fire, acts of any government authority, failure of the public electricity supply, failure or delay on the part of any subcontractor beyond the subcontractor's reasonable control.

14.2 The party wishing to claim relief by reason of any such circumstance shall notify the other party in writing without delay on the intervention and on the cessation thereof.

14.3 Both parties shall use all commercially reasonable endeavours to avoid the circumstances of Force Majeure as describe in Section 14.1.


                                    7 of 12

15   Notices and Other Communications

15.1 Any notice, which expression includes any other communication whatsoever which is made in accordance with this Agreement, shall, without prejudice to any other method of giving it, be sufficiently given if it is sent by fax, registered or recorded delivery first class post or by overnight courier to the other party to the address stated at the beginning of this Agreement or to such other address as the respective party may advise by notice in writing from time to time. Notices shall be deemed to have been properly given after four (4) working days of posting.

16   General

16.1 Assignment

     Neither party may not assign or otherwise dispose of any rights or delegate any obligations under this Agreement without the prior written consent of the other party but this consent will not be unreasonably withheld.

16.2 Waiver

     No delay or failure of either part}' in enforcing against the other party any term or condition of this Agreement, and no partial exercise by either party of any right hereunder, shall be deemed to be a waiver of any right of that party under this Agreement.

16.3 Change Control

     Following agreement of the time-table for completion of the transfer, any changes to the time-table will be covered by Change Control. Under Change Control, changes may be raised by either AUTHORISZOR or STL and the parties will assess the financial implications and the effect on time-scales of the proposed changes. Changes will only be incorporated after agreement in writing by the authorised signatories of both parties.

16.4 Entire  Agreement

     The parties have read and understand this Agreement and agree that it constitutes the complete and exclusive statement of the agreement between each other with respect to the subject matter hereof which supersedes all proposals, representations, understandings and prior agreements, whether oral or written, and all other communications between them relating thereto.

16.5 Equitable  Relief

     If AUTHORISZOR institutes an action or proceeding to enforce the provisions of this Agreement, it shall be entitled, without the posting of any bond or security, to apply for injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to enjoin, prevent or curtail any breach, threatened or actual, of this Agreement. The foregoing shall be in addition to and without prejudice to such other rights as AUTHORISZOR may have, subject to the express provisions of this Agreement, at law or in equity.

16.6 Binding Effect

     This Agreement shall inure to the benefit of and be binding upon STL and AUTHORISZOR and their respective successors and permitted assigns and the parties hereto do covenant and agree that they and their successors and permitted assigns shall execute any and all instruments, releases, assignments and consents which may reasonably be required of them by this Agreement.

16.7 Headings

     Section headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

16.8 Relationship of Parties

     Nothing herein shall be deemed to constitute a partnership or a joint venture between the parties hereto, nor shall anything herein be deemed to establish a relation of master or of agent and principal as between the parties. STL is acting in the capacity of an independent company in connection with this Agreement and the services to be performed hereunder.


                                    8 of 12

16.9 Validity

     If any Section, part, term or provision of this Agreement, not being of a fundamental nature be held illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected. If the scope of any of the provisions of the Agreement is too broad in any respect to permit enforcement to its full extent, then the parties agree that such provision shall be enforced to the maximum extent permitted by law and that such provision shall be deemed to be varied accordingly.

16.10 Variation

     No purported variation of this Agreement shall take effect unless made in writing and signed by an authorised representative of each party.










                                    9 of 12

16.11 Law

     This Agreement shall be governed by the laws of England and Wales and the parties hereby submit to the jurisdiction of the English Courts.


Signed  __________________________  Signed_________________________


Name    __________________________  Name___________________________


Title   __________________________  Title__________________________


Date    __________________________  Date___________________________
For and on behalf of AUTHORISZOR            For and on behalf of STL








                                    10 of 12

                                   Schedule A


 The following Products are licensed hereunder:
 PositivelD and any Derivative Works


STL shall pay the following fees to AUTHORISZOR:

     1. A Royalty of 25% of license revenues for the Products, reducing to 5% after 5 years. No payments are due until any prepayment which may be agreed is reduced to zero. Thereafter, fees are payable quarterly in arrears at the end of the month following the quarter-end, subject to point (2) below. Where AUTHORISZOR or any group company in its capacity as a reseller of STL makes sales of the Products, no fees are payable in respect of such license revenues.

     2. During the initial term (5 years) of this agreement, 60% of the fees payable to AUTHORISZOR in respect of license royalties shall be accrued but not paid by STL. In the event that AUTHORISZOR exercises its option to purchase STL as set out in clause 4.6 then any license fees accrued but not paid shall be used in part satisfaction of the consideration.

          In the event that STL exercises its right to purchase the IPR of the Products from AUTHORISZOR as set out in clause 4.6 then any license fees accrued but not paid shall be payable at that time in addition to the calculated purchase price.

          In the event that the initial term (5 years) of this agreement expires with neither party exercising its rights as set out in clause 4.6 then the accrued fees due to AUTHORISZOR by STL (if any) shall be forfeit,

     3. 40% of support revenues for which AUTHORISZOR is requested to and agrees to provide 1st Line support*.

     4. 70% of support revenues for which AUTHORISZOR is requested to and agrees to provide both 1st and 2nd line support*.

     5.   Prepayment agreed is(pound)16k.

*    to be defined separately through a service level agreement.





                                    11 of 12

12   NOTICES

12.1 Any notice required or authorised to be given under this Agreement may be served by personal delivery or by pre-paid registered or recorded delivery letter or by cable or telex addressed to the party in question at the address of such party given in this Agreement or to such other addresses as may be notified in writing for the purposes of this Agreement. Any notice so given by personal delivery shall be deemed to have been served 48 hours after each had been posted and any notice so given by cable or telex shall be deemed to have been served 24 hours after it shall have been despatched.

13   PROPER LAW

     This Agreement shall be governed by construed and take effect in all respects in accordance with English law and the parties hereto hereby submit to the exclusive jurisdiction of the High Court of Justice in England.

14   SUPERCESSION

     This Agreement shall supersede all previous Agreements whether written or not heretobefore subsisting between the Company and the Consultant.

15   SEVERABILITY

     If any part or term or provision of this Agreement not being of a fundamental nature is held to be illegal or unenforceable the validity or enforceability of the remainder of this Agreement shall not be affected.


IN WITNESS WHEREOF the parties hereto have entered into this Agreement the day and year first before written.


SIGNED by                                                  )
for and on behalf of AUTHORISZOR LIMITED                   )
in the presence of:-                                       )


SIGNED by                                                  )
for and on behalf of
Cat & Mouse Limited)
in the presence of:                                        )




                                    12 of 12

Mr Richard Atkinson
Managing Director
Sandford Technology Limited
Yorkshire House
Greek Street
Leeds
LS1 5ST

9th May 2002

Dear Richard,

re: Distribution agreement with Sandford Technology Limited

In order to clarify the operation and intent of the License and Distribution agreement signed on 24th March 2002 between Authoriszor Ltd and your company, the following shall apply:-

     1. In the event that Authoriszor receives an offer for the IPR of the product, Sandford will have the right to exercise its option to purchase prior to any such offer being accepted. Authoriszor is not obliged to accept any offer which is less than that set out in clause
          4.9.2 of the agreement but will consider any such offer.

     2. The definition of an insolvency event was deleted from the agreement, although we accept that the definition now included as a hand-written amendment in clause 9.1 does not accurately define the circumstances in which early termination could be enforced. Our interpretation of an event that would lead to early termination by either party is that which was originally set out in the definitions clause 1.3.

     3.   The agreement  provides for both parties to have certain option rights
          - Authoriszor is able to purchase the share capital of Sandford, and Sandford may purchase the IPR of the products - under certain circumstances. It is conceivable that if Sandford did not exercise its option in the period 1st July 2004 to 24th March 2005, but wished to do so after 24th March 2005, a conflict could arise if Authoriszor simultaneously wished to exercise its option. We would suggest that if Authoriszor issued a notice to exercise its option to purchase after 24th March 2005 (3 years from the date of the agreement), then Sandford be given 7 days to exercise its option should it so desire before such option notice became effective.

     4. We understand the importance of patent protection on the PositiveID products, and we will continue with the patent application process for as long as we own the IPR. In the event that we decide we can no longer continue with the process then I suggest that we allow Sandford to exercise its option, early if necessary, so that you are able to take over the process and associated costs should you so desire.

I believe that the above deals with the outstanding issues.

Yours Sincerely






Garcia Hanson
CEO, Authoriszor Inc.